Exhibit 99.1

August 1, 2011

To Participants in the Distribution Reinvestment Plan:

The board of directors of Healthcare Trust of America, Inc. previously adopted a distribution reinvestment plan (“DRIP”) pursuant to which existing holders of shares of our common stock may purchase additional shares by automatically reinvesting all of their cash distributions in shares of common stock. On August 1, 2011, our board of directors approved an Amended and Restated Distribution Reinvestment Plan (the “Amended DRIP”), effective August 11, 2011. We are providing this 10-day advance written notice of such amendment to stockholders as required by the plan.

The DRIP currently provides that the purchase price for shares under the DRIP will initially be offered at $9.50 per share for up to 12 months subsequent to the close of our last public offering of shares prior to the potential listing of the shares on a national securities exchange (a “Listing”). Certain rules and regulations promulgated by the Financial Industry Regulatory Authority, Inc. (“FINRA”) require that we or a third party firm establish a per share estimated valuation not based on the price to acquire our shares in a public offering not later than 18 months after the conclusion of a public offering.

Our board has determined that it is in the best interests of the company and its stockholders to ensure that we have adequate time to undertake procedures necessary to calculate an estimated value per share as required by FINRA. Accordingly, the Amended DRIP provides that the purchase price for shares under the DRIP will initially be offered at $9.50 per share for up to 18 months subsequent to the close of our last public offering of shares prior to a Listing. We stopped offering shares in our follow-on offering on February 28, 2011 and therefore we currently anticipate that we will establish a per share valuation for our shares by August 28, 2012. After we publish such valuation, participants in the DRIP may acquire shares at 95% of the per share valuation determined by the company or another firm chosen for that purpose until a Listing. From and after the date of a Listing, participants may acquire shares at a price equal to 100% of the average daily open and close price per share on the distribution payment date, as reported by the national securities exchange on which the shares are traded.

Stockholders who are already enrolled in our distribution reinvestment program are not required to take any further action to enroll in the DRIP. A summary of the material terms of the Amended DRIP are set forth in our current report on Form 8-K, as filed with the SEC on August 1, 2011.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chairman, Chief Executive Officer and President